Exhibit 10-Y-3

Employment Offer Letter and Agreement Amendments Alan Mulally Effective as of December 31, 2008

Background

•	Section 409A of the Internal Revenue Code Section of 1986, as amended ("Code"), regulates the provision of nonqualified deferred compensation to employees.

•	Code Section 409A requires that all agreements providing for nonqualified deferred compensation be amended to comply with its requirements no later than December 31, 2008.

•	The amendments described herein are intended to ensure that the terms of Mr. Mulally's employment offer letter and agreement comply with Code Section 409A.

Amendments

1.
Last sentence of the second bullet point regarding the hiring bonus of $7,500,000 is amended to read as follows:  "You may elect to defer this payment, in whole or in part, into the Deferred Compensation Plan, provided you make your deferral election prior to the date on which the Board of Directors approves this agreement or within 30 days of your acceptance of this offer, whichever comes first."

2.
Last sentence of the third bullet point regarding the additional lump sum payment of $11,000,000 is amended to read as follows:  "You may also elect to defer this amount into the Deferred Compensation Plan, provided you make your deferral election prior to the date on which the Board of Directors approves this agreement or within 30 days of your acceptance of this offer, whichever comes first."

3.
The following sentence of the sixth bullet point regarding the grant of 600,000 Restricted Stock Units is hereby deleted in its entirety:  "These payments could be deferred into the Deferred Compensation Plan if you make the election to defer in the year prior to the restrictions being lifted."

4.
The following shall be added as the second sentence of the seventh bullet point regarding severance payments:  "Any such payments or changes in vesting requirements shall be made on or after the first day of the seventh month following your termination of employment, but in no event later than the December 31st following the first day of such seventh month."

5.
The following shall be added to the end of the eighth bullet point regarding temporary housing and relocation:  "Reimbursements for temporary living costs will be made (i) not later than March 15th of the year following the year in which the expense is incurred, and (ii) only for expenses incurred in a year in which you are employed by the Company."

6.
The following shall be added to the end of the ninth bullet point regarding corporate aircraft usage:  "Corporate aircraft usage by you or your family members in one year shall not affect usage in any subsequent year.  Your right to use the corporate aircraft is not subject to liquidation or exchange.  Personal use of the aircraft will be limited to the period during which you remain employed by Ford in the capacity of President and Chief Executive Officer."

7.
The following shall be added as a final bullet point:  "Notwithstanding anything contained in this agreement to the contrary, for purposes of determining the timing of payments under this agreement upon termination of employment, as defined for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (Code), you will be treated as if you were a 'Specified Employee' under Code Section 409A at the time of termination.  Consequently, no payment of deferred compensation as defined under Code Section 409A shall be made pursuant to this agreement upon termination of employment (other than as a result of death) prior to the first day of the seventh month following such termination of employment."

These amendments are effective as of December 31, 2008.

/s/ Felicia Fields                                                                   /s/ Alan Mulally

Felica Fields                                                                         Alan Mulally